UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 23, 2022
Luxfer Holdings PLC
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35370	98-1024030
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8989 North Port Washington Road, Suite 211,
Milwaukee, WI, 53217
(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: +1 414-269-2419

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value £0.50 each	LXFR	New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

☐ Emerging growth company
☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Section 5    Corporate Governance and Management
Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Luxfer Holdings PLC [NYSE: LXFR] (“Luxfer” or the “Company”), a global industrial company innovating niche applications in materials engineering, today announced that Andrew “Andy” Butcher, 53, has been named as Chief Executive Officer and a member of Luxfer’s Board of Directors, effective May 6, 2022. The Company also reaffirmed its prior financial guidance for the year. Alok Maskara, 50, who has served as CEO and Executive Director since May 2017, has elected to leave the Company in pursuit of another opportunity. Mr. Maskara’s resignation from the Company was not due to any disagreement with the Company, and Mr. Butcher’s appointment is consistent with the Company’s established succession plan.
Andy Butcher has served as the President of Luxfer Gas Cylinders, Luxfer’s largest business unit, since 2014. Mr. Butcher joined Luxfer in 1991 and has held positions of increasing responsibility throughout his career with the Company. In 2002, he led the development of Luxfer’s composite gas cylinder business, first as General Manager and then as Executive Vice President. Mr. Butcher currently serves as a Director and Executive Officer of various affiliates and subsidiaries of the Company. Mr. Butcher holds an M.A. degree in Engineering from Cambridge University and an M.B.A from Keele University, both located in England.
On March 23, 2022, the Company issued a press release announcing the appointment of Mr. Butcher as the Company’s Chief Executive Officer and Executive Director, effective May 6, 2022. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The Company’s Board of Directors will determine the terms of Mr. Butcher’s appointment, including compensation related thereto, at a future date, which will be memorialized in a written Employment Agreement (“Agreement”). Once the terms of such Agreement are finalized, an Amendment to this Form 8-K will be filed accordingly, detailing the material terms of the Agreement. Mr. Butcher will be compensated in accordance with the Company’s existing Directors’ Remuneration Policy.
There are no arrangements or understandings between Mr. Butcher and any other persons pursuant to which he was selected as Chief Executive Officer and Executive Director. There are also no family relationships between Mr. Butcher and any Director or Executive Officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Mr. Maskara tendered his letter of resignation to the Company on March 19, 2022. Consistent with the Company’s existing practices and in accordance with his Employment Contract dated May 17, 2017, Mr. Maskara will receive (i) a total of $306,667.00 in cash, representing Mr. Maskara’s Target Bonus Opportunity for fiscal year 2022, as prorated to reflect dates of service in 2022 and (ii) immediate vesting of 57,819 outstanding and unvested restricted stock units. Mr. Maskara agreed to waive certain compensation to which he is entitled upon his resignation within the 120-day notice period, as detailed in his Employment Contract dated May 17, 2017. This compensation, as waived by Mr. Maskara, includes payment of salary through the end of the 120-day notice period, payment of the Target Bonus amount for the remainder of fiscal year 2022, and vesting of outstanding performance-based share awards. Mr. Maskara’s Employment Contract, which contains provisions that are expressed to operate or have effect after termination of the Contract, includes non-compete and non-solicitation clauses, as well as a waiver and release of claims against the Company and its subsidiaries, affiliates, officers and directors.
Section 9    Financial Statements and Exhibits
Item 9.01    Financial Statements and Exhibits
    (d)    Exhibits
    99.1    Press Release dated March 23, 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Luxfer Holdings PLC
(Registrant)
Date: March 23, 2022

By: /s/ Megan Glise
      Megan Glise
Authorized Signatory for and on behalf of
Luxfer Holdings PLC